UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2023

HARMONIC INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25826	77-0201147
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)
2590 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)

(408) 542-2500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	HLIT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement
On December 21, 2023, Harmonic Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, certain subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent. The Credit Agreement provides for a secured revolving loan facility in an aggregate principal amount of up to $120.0 million (the “Revolving Facility”), with a $10.0 million sublimit for the issuance of letters of credit, and a secured delayed term loan facility in an aggregate principal amount of up to $40.0 million (the “Term Facility”). The Credit Agreement refinances and replaces the Company’s existing credit agreement, dated as of December 19, 2019, as amended, with JPMorgan Chase Bank, N.A., as lender. As of December 21, 2023, there were no loans and approximately $180,000 of letters of credit outstanding under the Credit Agreement.
The proceeds of the loans under the Revolving Facility (the “Revolving Loans”) may be used for general corporate purposes. To the extent drawn, the proceeds of the loans under the Term Facility (the “Term Loans”) must be used to repurchase, redeem, acquire or otherwise settle the Company’s 2.00% Convertible Senior Notes due 2024 (the “Convertible Notes”). The Company may borrow Term Loans in up to three drawings during the period from the closing date through September 1, 2024, on which date any undrawn commitments under the Term Facility expire. The Revolving Facility and Term Facility mature on December 21, 2028 (the “Maturity Date”).
The Credit Agreement permits the Company, subject to satisfaction of certain conditions, including obtaining commitments from new or existing lenders, to increase the commitments under the Revolving Facility and/or establish one or more new term loan commitments in an aggregate principal amount for all such incremental facilities of up to $100.0 million plus an additional amount as would not cause the Company’s consolidated net leverage ratio (as defined in the Credit Agreement) to exceed, on a pro forma basis, 2.50:1.00.
The Revolving Loans may be prepaid or repaid and reborrowed prior to the Maturity Date, without penalty or premium, subject to customary breakage costs for loans bearing interest at the adjusted term SOFR rate. On the last day of each fiscal quarter, beginning December 31, 2024, the principal amount of any Term Loans shall be repaid in quarterly installments equal to 1.25% of the principal amount of such Term Loans outstanding as of September 1, 2024, increasing to 1.875% beginning December 31, 2025, and to 2.50% beginning December 31, 2027. The Term Loans may be prepaid by the Company at any time, in whole or in part, without penalty or premium, subject to customary breakage costs for loans bearing interest at the adjusted term SOFR rate. In addition, the Term Loans are subject to mandatory prepayment with the net cash proceeds of certain extraordinary receipts and dispositions, including 50% of net cash proceeds from a sale of the Company’s video business if, on a pro forma basis, the Company’s consolidated net leverage ratio exceeds 3.00:1.00. Term Loans prepaid or repaid may not be reborrowed.
Loans under the Revolving Facility and Term Facility will bear interest, at the Company’s election, at a floating rate per annum equal to either (a) a base rate, defined as the greatest of (i) the prime rate then in effect, (ii) the federal funds rate then in effect, plus 0.50%, or (iii) an adjusted term SOFR rate determined on the basis of a one-month interest period, plus 1.00%, in each case, plus a margin of between 1.00% to 1.75% (“Base Rate Loans”); and (b) an adjusted term SOFR rate (based on one, three or six month interest periods), plus a margin of between 2.00% to 2.75% (“Adjusted Term SOFR Loans”). The applicable margin in each case is determined based on the Company’s consolidated net leverage ratio. Interest is payable quarterly in arrears, in the case of Base Rate Loans, and at the end of the applicable interest period, but at least every three months, in the case of Adjusted Term SOFR Loans. The Company is also obligated to pay other customary closing fees, commitment fees and letter of credit fees for a credit facility of this size and type.

The obligations under the Credit Agreement are required to be guaranteed by certain of the Company’s material subsidiaries and secured by substantially all of the assets of the Company and such subsidiary guarantors. The Credit Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Company and its subsidiaries to, among other things, grant liens, incur debt, make investments, undergo certain fundamental changes, dispose of assets, make certain restricted payments, enter into transactions with affiliates, and enter into burdensome agreements, in each case, subject to limitations and exceptions set forth in the Credit Agreement. The Company is also required to maintain compliance with a maximum consolidated net leverage ratio and a minimum fixed charge coverage ratio, in each case, determined in accordance with the terms of the Credit Agreement.
The Credit Agreement also contains customary events of default that include, among other things, certain payment defaults, covenant defaults, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency defaults, judgment defaults and change of control defaults, subject to thresholds and cure periods set forth in the Credit Agreement. If an event of default exists, the lenders may require immediate payment of all obligations under the Credit Agreement and may exercise certain other rights and remedies provided for under the Credit Agreement, the other loan documents and applicable law. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate.
Certain of the lenders under the Credit Agreement and/or their affiliates have engaged in, and may in the future engage in, commercial banking, investment banking and other banking and/or financial services with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by the terms and conditions of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated as of December 21, 2023, by and and among Harmonic Inc., the lenders from time to time party thereto and Citibank, N.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2023	HARMONIC INC.

	By:	/s/ Walter Jankovic
Walter Jankovic Chief Financial Officer